Exhibit 99.1
NEWS BULLETIN
FROM:
FOR IMMEDIATE RELEASE
CalAmp Reports Fiscal 2011 Third Quarter Results
OXNARD, Calif., January 4, 2011—CalAmp Corp. (Nasdaq: CAMP), a leading provider of wireless products, services and solutions, today reported results for its fiscal third quarter ended November 30, 2010. Key elements include:
•	Consolidated third quarter revenues of $29.6 million; wireless datacom third quarter revenues up 52% year-over-year to $21.2 million.
•	Consolidated gross margin percentage of 26.1%, up from 19.2% in third quarter of prior year.
•	GAAP net loss of $0.2 million, or $0.01 loss per diluted share; Adjusted Basis (non-GAAP) net income of $0.4 million, or $0.01 per diluted share; both within guidance.
•	Third quarter net cash provided by operations of $0.8 million.
Commenting on the third quarter performance, Rick Gold, CalAmp’s Chief Executive Officer, said, “Strong growth in our wireless datacom business drove our first quarterly operating profit in nearly four years. At $21.2 million, wireless datacom revenue grew by 17% on a sequential quarter basis and 52% year-over-year. We are experiencing strong demand for our mobile resource management (MRM) products from a broad base of customers in local fleet management and vehicle finance, as well as emerging applications such as remote car start. We are also seeing growth in our wireless networks products with significant revenue contributions in the third quarter from previously announced projects in the public safety and rail transportation sectors. In the energy sector, we are making good progress on a number of pilot projects for Smart Grid infrastructure applications and expect the first of these to begin system deployment in early fiscal 2012.”
Mr. Gold continued, “While our wireless datacom business has generated significant momentum in fiscal 2011, our satellite business remains depressed. Introduction of new products is not occurring as rapidly as we had expected, primarily due to evolving customer requirements. In addition, demand for the legacy satellite products that we currently supply has been soft. We are continuing to work with our customers to qualify new products and expect demand for both legacy and new products to pick up in the first half of fiscal 2012.”
Fiscal 2011 Third Quarter Results
Total revenue for the fiscal 2011 third quarter was $29.6 million compared to $30.7 million for the third quarter of fiscal 2010 as higher revenues in the Company’s wireless datacom segment were offset by lower satellite segment revenues. Wireless datacom revenue increased 52% to $21.2 million from $13.9 million in the same period last year, while satellite revenue decreased to $8.4 million from $16.8 million in the same period last year.
-more-

CalAmp Reports Fiscal 2011 Third Quarter Results
January 4, 2011

Consolidated gross profit for the fiscal 2011 third quarter was $7.7 million, or 26.1% gross margin, compared to gross profit of $5.9 million, or 19.2% gross margin, for the same period last year. The increases in gross profit and gross margin percentage in the latest quarter were due primarily to higher wireless datacom revenues.
Results of operations for the fiscal 2011 third quarter as determined in accordance with U.S. generally accepted accounting principles (“GAAP”) was a net loss of $0.2 million, or $0.01 per diluted share, compared to a net loss of $1.3 million, or $0.05 per diluted share, in the third quarter of last year.
The Adjusted Basis (non-GAAP) net income for the fiscal 2011 third quarter was $0.4 million, or $0.01 per diluted share, compared to Adjusted Basis net income of $0.1 million, or zero cents per diluted share, for the same period last year. The Adjusted Basis net income (loss) excludes the impact of amortization of intangible assets and stock-based compensation expense, and includes an income tax provision or benefit computed without giving effect to increases or decreases in the deferred income tax valuation allowance that are recognized for GAAP basis financial reporting. A reconciliation of the GAAP Basis pretax loss to the Adjusted Basis net income (loss) is provided in the table at the end of this press release.
Liquidity
At the end of the third quarter, the Company had total cash of $4.3 million and total debt of $11.7 million. Total debt at that date consisted of $7.3 million drawn under the Company’s revolving bank credit facility and subordinated debt of $4.4 million. The unused borrowing capacity on the bank revolver was $2.0 million at November 30, 2010. Net cash provided by operating activities during the three- and nine-month periods ended November 30, 2010 was $768,000 and $806,000, respectively.
Business Outlook
Commenting on the Company’s business outlook, Mr. Gold said, “Looking ahead, we expect to see fiscal fourth quarter consolidated revenues in the range of $28 to $32 million, with wireless datacom revenues continuing to grow and satellite revenues slightly down from the third quarter. We expect GAAP Basis net income (loss) in the range of a $0.03 loss to $0.01 income per diluted share. The Adjusted Basis (non-GAAP) net income (loss) for the fourth quarter is expected to be in the range of a $0.01 loss to $0.03 income per diluted share. Looking further ahead to the first half of fiscal 2012, based on our current backlog and pipeline of opportunities, we expect our satellite shipments to begin rebounding and expect continued strength in our wireless datacom segment.”
Conference Call and Webcast
A conference call and simultaneous webcast to discuss fiscal 2011 third quarter financial results and business outlook will be held today at 4:30 p.m. Eastern / 1:30 p.m. Pacific. CalAmp’s CEO Rick Gold, President Michael Burdiek and CFO Rick Vitelle will host the conference call. Participants can dial into the live conference call by calling 877-941-2332 (480-629-9722 for international callers). An audio replay will be available through January 11, 2011, by calling 800-406-7325 (303-590-3030 for international callers) and entering the access code 4394709.
-more-

CalAmp Reports Fiscal 2011 Third Quarter Results
January 4, 2011

Additionally, a live webcast of the call will be available on CalAmp’s web site at www.calamp.com. Participants are encouraged to visit the web site at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. After the live webcast, a replay will remain available until the next quarterly conference call in the Investor Relations section of CalAmp’s web site.
About CalAmp
CalAmp develops and markets wireless communications solutions that deliver data, voice and video for critical networked communications and other applications. The Company’s two business segments are Wireless DataCom, which serves utility, governmental and enterprise customers, and Satellite, which focuses on the North American Direct Broadcast Satellite market. For more information, please visit www.calamp.com.
Forward-Looking Statements
Statements in this press release that are not historical in nature are forward-looking statements that involve known and unknown risks and uncertainties. Words such as “may”, “will”, “expect”, “intend”, “plan”, “believe”, “seek”, “could”, “estimate”, “judgment”, “targeting”, “should”, “anticipate”, “goal” and variations of these words and similar expressions, are intended to identify forward-looking statements. Actual results could differ materially from those implied by such forward-looking statements due to a variety of factors, including product demand, competitive pressures and pricing declines in the Company’s satellite and wireless datacom markets, the timing of customer approvals of new product designs, the length and extent of the global economic downturn that has and may continue to adversely affect the Company’s business, and other risks or uncertainties that are described in the Company’s Report on Form 10-K for fiscal 2010 as filed on May 6, 2010 with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be attained. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
Rick Vitelle	Lasse Glassen
Chief Financial Officer	General Information
(805) 987-9000	(213) 486-6546
lglassen@mww.com
-more-

CalAmp Reports Fiscal 2011 Third Quarter Results
January 4, 2011

CAL AMP CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands except per share amounts)

	Three Months Ended		Nine Months Ended
	November 30,		November 30,
	2010	2009	2010	2009

Revenues	$29,553	$30,692	$85,389	$77,632

Cost of revenues	21,854	24,795	64,199	62,224

Gross profit	7,699	5,897	21,190	15,408

Operating expenses:
Research and development	2,733	2,726	8,275	8,257
Selling	2,573	2,517	7,870	7,120
General and administrative	1,981	2,753	6,690	8,011
Intangible asset amortization	275	342	857	1,025

	7,562	8,338	23,692	24,413

Operating income (loss)	137	(2,441)	(2,502)	(9,005)

Non-operating expense, net	(316)	(252)	(1,084)	(1,888)

Loss before income taxes	(179)	(2,693)	(3,586)	(10,893)

Income tax benefit	—	1,374	—	1,374

Net loss	$(179)	$(1,319)	$(3,586)	$(9,519)

Basic and diluted loss per share	$(0.01)	$(0.05)	$(0.13)	$(0.38)

Shares used in basic and diluted per share calculations	27,321	25,015	27,133	24,931
BUSINESS SEGMENT INFORMATION
(Unaudited, in thousands)

	Three Months Ended		Nine Months Ended
	November 30,		November 30,
	2010	2009	2010	2009
Revenue
Satellite	$8,373	$16,802	$30,316	$36,015
Wireless DataCom	21,180	13,890	55,073	41,617

Total revenue	$29,553	$30,692	$85,389	$77,632

Gross profit
Satellite	$191	$1,647	$2,129	$2,405
Wireless DataCom	7,508	4,250	19,061	13,003

Total gross profit	$7,699	$5,897	$21,190	$15,408

Operating income (loss)
Satellite	$(762)	$494	$(1,001)	$(851)
Wireless DataCom	1,935	(1,848)	2,046	(4,791)
Corporate expenses	(1,036)	(1,087)	(3,547)	(3,363)

Total operating income (loss)	$137	$(2,441)	$(2,502)	$(9,005)

-more-

CalAmp Reports Fiscal 2011 Third Quarter Results
January 4, 2011

CAL AMP CORP.
CONSOLIDATED BALANCE SHEETS
(Unaudited — In thousands)

	November 30,	February 28,
	2010	2010
Assets
Current assets:
Cash and cash equivalents	$4,251	$2,986
Accounts receivable, net	13,049	16,520
Inventories	9,760	10,608
Deferred income tax assets	2,161	2,656
Prepaid expenses and other current assets	5,123	4,720

Total current assets	34,344	37,490
Equipment and improvements, net	1,927	2,055
Deferred income tax assets, less current portion	9,686	10,017
Intangible assets, net	4,287	5,144
Other assets	1,803	2,247

	$52,047	$56,953

Liabilities and Stockholders’ Equity
Current liabilities:
Bank working capital line of credit	$7,299	$5,901
Accounts payable	12,257	16,186
Accrued payroll and employee benefits	2,773	2,742
Deferred revenue	5,050	4,740
Other current liabilities	2,953	3,526

Total current liabilities	30,332	33,095

Long-term debt	4,387	4,170
Other non-current liabilities	578	489

Stockholders’ equity:
Common stock	281	277
Additional paid-in capital	152,586	151,453
Accumulated deficit	(135,251)	(131,665)
Accumulated other comprehensive loss	(866)	(866)

Total stockholders’ equity	16,750	19,199

	$52,047	$56,953

-more-

CalAmp Reports Fiscal 2011 Third Quarter Results
January 4, 2011

CAL AMP CORP.
CONSOLIDATED CASH FLOW STATEMENTS
(Unaudited — In thousands)

	Nine Months Ended
	November 30,
	2010	2009
Cash flows from operating activities:
Net loss	$(3,586)	$(9,519)
Depreciation and amortization	1,860	1,906
Stock-based compensation expense	1,559	1,416
Amortization of debt issue costs and discount	402	—
Loss on sale of investment	—	1,008
Deferred tax assets, net	807	—
Changes in operating working capital	(245)	9,534
Other	9	24

Net cash provided by operating activities	806	4,369

Cash flows from investing activities:
Capital expenditures	(884)	(835)
Proceeds from sale of investment	—	992
Collections on note receivable	348	225
Other	—	(36)

Net cash (used in) provided by investing activities	(536)	346

Cash flows from financing activities:
Net proceeds from line of credit borrowing	1,398	1,650
Debt repayments	—	(8,808)
Taxes paid related to net share settlement of vested equity awards	(403)	(123)

Net cash provided by (used in) financing activities	995	(7,281)

Effect of exchange rate changes on cash	—	168

Net change in cash and cash equivalents	1,265	(2,398)

Cash and cash equivalents at beginning of period	2,986	6,913

Cash and cash equivalents at end of period	$4,251	$4,515

-more-

CalAmp Reports Fiscal 2011 Third Quarter Results
January 4, 2011

CAL AMP CORP.
NON-GAAP EARNINGS RECONCILIATION
(Unaudited, in thousands except per share amounts)
Non-GAAP Earnings Reconciliation
“GAAP” refers to financial information presented in accordance with Generally Accepted Accounting Principles in the United States. This press release includes historical non-GAAP financial measures, as defined in Regulation G promulgated by the Securities and Exchange Commission. CalAmp believes that its presentation of historical non-GAAP financial measures provides useful supplementary information to investors. The presentation of historical non-GAAP financial measures is not meant to be considered in isolation from or as a substitute for results prepared in accordance with GAAP.
In this press release, CalAmp reports the non-GAAP financial measures of Adjusted Basis Net Income (Loss) and Adjusted Basis Net Income (Loss) Per Diluted Share. CalAmp uses these non-GAAP financial measures to enhance the investor’s overall understanding of the financial performance and future prospects of CalAmp’s core business activities. Specifically, CalAmp believes that a report of Adjusted Basis Net Income (Loss) and Adjusted Basis Net Income (Loss) Per Diluted Share provides consistency in its financial reporting and facilitates the comparison of results of core business operations between its current and past periods.
The reconciliation of the GAAP Basis Pretax Loss to Adjusted Basis (non-GAAP) Net Income (Loss) is as follows:

	Three Months Ended				Nine Months Ended
	November 30,				November 30,
	2010			2009	2010	2009

GAAP basis pretax loss	$(179)			$(2,693)	$(3,586)	$(10,893)

Amortization of intangible assets	275			342	857	1,025
Stock-based compensation expense	555			558	1,559	1,416

Pretax income (loss) (non-GAAP basis)	651			(1,793)	(1,170)	(8,452)

Income tax benefit (provision) (non-GAAP basis) (a)	(286)			1,894	317	3,942

Non-GAAP net income (loss)	$365			$101	$(853)	$(4,510)

Non-GAAP net income (loss) per diluted share	$0.01			$—	$(0.03)	$(0.18)

Non-GAAP weighted average common shares outstanding on diluted basis	27,887	(b	)	25,015	27,133	24,931

(a)
The non-GAAP income tax benefit (provision) is computed using the Company’s combined U.S. federal and state statutory tax rate of 40.0% and 40.7% in fiscal 2011 and 2010, respectively, excluding the pretax losses of foreign operations for which no income tax benefit is recognized and excluding the effects of increases and decreases in the deferred income tax valuation allowance.

(b)	Includes the dilutive effect for non-GAAP earnings purposes of 566K shares related to options, warrants, restricted stock and restricted stock units.
# # #